Exhibit 15.1

[KPMG Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

3SBio Inc.:

We consent to the incorporation by reference in the registration statement (No: 333-149816) on Form S-8, filed by 3SBio Inc. pertaining to its 2006 Stock Plan, of our report dated April 21, 2009, with respect to the consolidated balance sheets of 3SBio Inc. and subsidiaries as of December 31, 2007 and 2008, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting of 3SBio Inc. as of December 31, 2008, which report appears in the Annual Report on Form 20-F of 3SBio Inc. for the year ended December 31, 2008.

/S/ KPMG

KPMG

Hong Kong, China

April 21, 2009